As filed with the Securities and Exchange Commission on June 9, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Fusion-io, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	20-4232255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2855 E. Cottonwood Parkway, Suite 100
Salt Lake City, Utah 84121
(Address of principal executive offices, including zip code)

2011 Equity Incentive Plan
2011 Employee Stock Purchase Plan
2010 Executive Stock Incentive Plan
Non-Plan Stock Option Agreements
2008 Stock Incentive Plan
2006 Stock Option Plan
(Full title of the plan)

David A. Flynn
Chief Executive Officer and President
Fusion-io, Inc.
2855 E. Cottonwood Parkway, Suite 100
Salt Lake City, Utah 84121
801.424.5500
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini	Shawn J. Lindquist
Patrick J. Schultheis	Chief Legal Officer
Robert G. Day	Fusion-io, Inc.
Wilson Sonsini Goodrich & Rosati	2855 E. Cottonwood Parkway, Suite 100
Professional Corporation	Salt Lake City, Utah 84121
650 Page Mill Road	801.424.5500
Palo Alto, California 94304
650.493.9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum Offering	Maximum Aggregate	Amount of
Title of Securities to be Registered	to be Registered (1)	Price Per Share	Offering Price	Registration Fee
Common stock, $0.0002 par value per share:
—To be issued under the 2011 Equity Incentive Plan	12,132,430 (2)	$19.00 (4)	$230,516,170.00	$26,762.93
—To be issued under the 2011 Employee Stock Purchase Plan	500,000	$16.15 (5)	$8,075,000.00	$937.51
—Outstanding under the 2010 Executive Stock Incentive Plan	4,590,000 (3)	$3.83 (6)	$17,579,700.00	$2,041.01
—Outstanding under Non-Plan Option Agreements	8,936,929 (3)	$1.00 (7)	$8,936,929.00	$1,037.58
—Outstanding under the 2008 Stock Incentive Plan	11,631,293 (3)	$2.195 (8)	$25,530,688.14	$2,964.12
—Outstanding under the 2006 Stock Option Plan	535,000 (3)	$0.002 (9)	$1,070.00	$0.13
TOTAL:	38,325,652		$290,639,557.14	$33,743.28

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2011 Equity Incentive Plan (“2011 Plan”), 2011 Employee Stock Purchase Plan (“2010 ESPP”), the 2010 Executive Stock Incentive Plan (“2010 Plan”), the Non-Plan Stock Option Agreements (“Non-Plan Options”), the 2008 Stock Incentive Plan (“2008 Plan”) and the 2006 Stock Option Plan (“2006 Plan”, and together with the 2010 Plan, Non-Plan Options and the 2008 Plan, the “Prior Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Shares of common stock reserved for issuance under the 2011 Plan consist of 12,132,430 shares of common stock initially available for future grants under the 2011 Plan. To the extent outstanding awards under any of the Prior Plans are forfeited or lapse unexercised, the shares of common stock subject to such awards instead will be available for future issuance under the 2011 Plan. See footnote 3 below.

(3)	Any such shares of common stock that are subject to awards under the Prior Plans which are forfeited or lapse unexercised instead will be available for issuance under the 2011 Plan. See footnote 2 above.

(4)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $19.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated June 8, 2011 relating to its initial public offering.

(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $19.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated June 8, 2011 relating to its initial public offering. Pursuant to the 2011 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $3.83 per share.

(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $1.00 per share.

(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $2.195 per share.

(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $0.002 per share.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          Fusion-io, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:
          (1) The Registrant’s Prospectus filed with the Commission on June 9, 2011, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-172683), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and
          (2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35188) filed with the Commission on May 23, 2011, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
              Not applicable.
Item 5. Interests of Named Experts and Counsel.
              Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
          As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.
          In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation and bylaws of the Registrant provide that:
•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
          The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant has also entered into indemnification agreements with certain stockholders affiliated with its directors. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
          These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers, directors and stockholders affiliated with some directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
              Not applicable.
Item 8. Exhibits.

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1*	Specimen common stock certificate of the Registrant.	S-1/A	333-172683	4.1	May 23, 2011

4.2*	2006 Stock Option Plan and Form of Stock Option Agreement under 2006 Stock Option Plan.	S-1	333-172683	10.2	March 9, 2011

4.3*	2008 Stock Incentive Plan and Form of Stock Option Agreement under 2008 Stock Incentive Plan.	S-1	333-172683	10.3	March 9, 2011

4.4*	2010 Executive Stock Incentive Plan and Related Forms.	S-1	333-172683	10.4	March 9, 2011

4.5*	2011 Equity Incentive Plan and Related Forms.	S-1/A	333-172683	10.5	May 23, 2011

4.6*	2011 Employee Stock Purchase Plan and Form of Purchase Agreement under 2011 Employee Stock Purchase Plan.	S-1/A	333-172683	10.6	May 23, 2011

4.7*	Form of Non-Plan Stock Option Agreement between the Registrant and certain of its officers.	S-1	333-172683	10.7	March 9, 2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-172683), as declared effective on June 8, 2011.

Item 9. Undertakings.
          A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 9th day of June, 2011.

FUSION-IO, INC.
By:	/s/ David A. Flynn
David A. Flynn
Chief Executive Officer and President

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. Flynn, Dennis P. Wolf and Shawn J. Lindquist, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign the Registration Statement on Form S-8 of Fusion-io, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Flynn	Chief Executive Officer, President and Director
David A. Flynn	(Principal Executive Officer)	June 9, 2011

/s/ Dennis P. Wolf	Chief Financial Officer and Executive Vice President
Dennis P. Wolf	(Principal Accounting and Financial Officer)	June 9, 2011

/s/ Forest Baskett
Forest Baskett, Ph.D.	Director	June 9, 2011

/s/ H. Raymond Bingham
H. Raymond Bingham	Director	June 9, 2011

/s/ Dana L. Evan
Dana L. Evan	Director	June 9, 2011

/s/ Scott D. Sandell
Scott D. Sandell	Director	June 9, 2011

/s/ Christopher J. Schaepe
Christopher J. Schaepe	Director	June 9, 2011

/s/ Rick C. White
Rick C. White	Director	June 9, 2011

INDEX TO EXHIBITS

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1*	Specimen common stock certificate of the Registrant.	S-1/A	333-172683	4.1	May 23, 2011

4.2*	2006 Stock Option Plan and Form of Stock Option Agreement under 2006 Stock Option Plan.	S-1	333-172683	10.2	March 9, 2011

4.3*	2008 Stock Incentive Plan and Form of Stock Option Agreement under 2008 Stock Incentive Plan.	S-1	333-172683	10.3	March 9, 2011

4.4*	2010 Executive Stock Incentive Plan and Related Forms.	S-1	333-172683	10.4	March 9, 2011

4.5*	2011 Equity Incentive Plan and Related Forms.	S-1/A	333-172683	10.5	May 23, 2011

4.6*	2011 Employee Stock Purchase Plan and Form of Purchase Agreement under 2011 Employee Stock Purchase Plan.	S-1/A	333-172683	10.6	May 23, 2011

4.7*	Form of Non-Plan Stock Option Agreement between the Registrant and certain of its officers.	S-1	333-172683	10.7	March 9, 2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-172683), as declared effective on June 8, 2011.